EXHIBIT (99)
Clark Equipment Company
100 North Michigan St.
P.O. Box 7008
South Bend, Indiana 46634


                           NEWS RELEASE


Contact:  Joe Fimbianti                      Release Date:  Immediate
          219-239-0176



     CLARK TO SELL CONSTRUCTION MACHINERY INVESTMENT TO VOLVO


SOUTH BEND, INDIANA, March 6, 1995 -- Clark Equipment Company (NYSE: CKL) today announced that it has signed a definitive agreement to sell its 50 percent interest in VME Group N.V. to AB Volvo of Sweden for $573 million. The announcement was made by Leo J. McKernan, Clark chairman, president and chief executive officer.

Clark expects to record a gain on the sale of approximately $270 million, or $15.50 per share in 1995, and have net after-tax cash proceeds of $430 million. The sale is expected to be completed during the first quarter of 1995.

In announcing the sale, Mr. McKernan said, "Clark and Volvo created VME in 1985 by combining their regional construction machinery businesses into a worldwide company. Since that time, sales and earnings have grown substantially, and VME is now a large and successful company, with full-year 1994 sales of $1,566 million. We announced on January 26, 1995, that we intended to sell all our shares of VME and use the proceeds to buy back stock and make value-added acquisitions. We believe that selling our interest in VME to Volvo at this time will accomplish our strategic objectives and unlock value for Clark shareholders."

Clark Equipment Company designs, manufactures and markets compact construction machinery, asphalt paving equipment, and axles and transmissions for off-highway equipment.














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